TNP ENTERPRISES, INC. AND SUBSIDIARIES              Exhibit 23
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                          Independent Auditors' Consent

The Board of Directors
TNP Enterprises, Inc.:

We consent to incorporation by reference in the Registration Statements (Nos. 333-64215 and 333-17835) on Form S-3 and in the Registration Statements (Nos. 2-93265 and 33-58897) on Form S-8 of TNP Enterprises, Inc. of our report dated January 30, 1997, relating to the consolidated statements of income, common shareholders' equity, and cash flows of TNP Enterprises, Inc. and subsidiaries for the year ended December 31, 1996 which report appears in the December 31, 1998 annual report and Form 10-K of TNP Enterprises, Inc.




                                                                    KPMG LLP


Fort Worth, Texas
March 19, 1999